Exhibit 4.42

THIRD AMENDMENT TO THE EXCLUSIVE EMIL CHRONICLE ONLINE

LICENSE AND DISTRIBUTION AGREEMENT

This THIRD AMENDMENT TO EXCLUSIVE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT (“Amendment”) is made and entered into this 5th day of June, 2012 (“Amendment Date”), by and between:

Gravity Co., Ltd.(“Licensor”), a corporation duly organized and existing under the laws of the Republic of Korea and having its principle office at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, 121-795, Korea (hereinafter referred to as “Licensor”)

GameCyber Technology Ltd.(“Licensee”), a duly organized and existing under the laws of the Hong Kong Special Administrative Region of the People's Republic of China (“Hong Kong”) and having its principal place of business at Room 908, 9/F, Nan Yang Plaza, No. 57 Hung To Road, Kwung Tong, Kowloon, Hong Kong.

For avoidance of doubt, Licensor and Licensee shall be referred to individually as a “Party” and collectively as the “Parties” as stipulated in 1.16 of Original Agreement. Further, each initially capitalized term used herein without specific definition shall have the same meaning as defined in the Original Agreement.

WITNESSETH:

WHEREAS, the Parties have executed THE EXCLUSIVE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT on August 1, 2007 (“Original Agreement”) to grant license to service, use, promote, distribute, and sell the massively multiplayer online role-playing game named Emile Chronicle Online (“Game” as defined in Article 1.8 of the Original Agreement) in the certain territory of Hong Kong and Taiwan (“Territory” as defined in Article 1.21 of the Original Agreement);

WHEREAS, the Parties executed the FIRST AMENDMENT TO THE EXCLUSIVE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT on January 23, 2008 (“First Amendment”) to amend some provisions of the Original Agreement, which are stipulated for payment, commercial launch schedule and term.

WHEREAS, the Parties executed the SECOND AMENDMENT TO THE EXCLUSIVE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT on June 5, 2011 (“Second Amendment”) to amend some provisions of the Original Agreement, which are stipulated for certain definition, payment, incentive and term.

WHEREAS, the Parties desire to amend some provisions of the Original Agreement in order to perform their business in original client platform for extended duration, for which newly stipulated minimum guarantee, royalty and conditioned certain incentive shall be paid additionally.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, the Parties agree as follows:

ARTICLE 1. Additional Definition

1.1	Licensor and Licensee agree and decide that Article 1.8 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Game” shall mean Local Language version of massively multiplayer online role-playing game (“MMORPG”) developed from original Emil Chronicle Online (“ECO”) and shall further be defined as including any modified or advanced version of the Game distributed by Licensor for error correcting, updating or debugging purpose, under the same title. Any subtitled version, series or sequel to the Game or other language version of the Game, or other type or genre of the Game ( including but not limited to, i) mobile game, ii) arcade game, iii) video game, iv) social network game provided through social networks including, without limitation, Facebook, Google, Twitter, v) Kalydo Version of the Game and vi) other genre of online game other than MMORPG) which may be developed or distributed by Licensor shall be clearly excluded from the scope of the Game and, if Licensee wishes to service specific kind(s) of them, additional separate license agreement shall be executed.

ARTICLE 2. Extension of Duration

Licensor and Licensee have hereby decided to renew the Original Agreement based on which the term of the Original Agreement is hereby extended for one (1) year from June 5, 2012 to June 4, 2013 (“Extended Term”). For avoidance of doubt, the Article 12.1 in the Original Agreement which was changed by the First Amendment and Second Amendment shall be amended and restated in its entirety as follows:

“This Agreement shall become effective on the Effective Date of this Agreement and shall remain in effect till the date of June 4, 2013, unless sooner terminated in accordance with herewith.”

ARTICLE 3. Additional Payment & Incentive

3.1	Within ten (10) days from Amendment Date, Licensee shall pay to Licensor a non-recoupable and non-refundable sum of Sixty Thousand United States Dollars (USD 60,000, “MG”) as a Minimum Guaranteed Payment for the Extended Term against the royalty payment which shall be calculated at Thirty Five (35) percent (%) of the Net Revenue (“Royalty”). Further, The Royalty shall be deemed as fully paid until the accumulated Royalty reaches the amount of the MG Payment. For the avoidance of doubt, no actual Royalty payment shall be required until the accumulated Royalty reaches the amount of the MG Payment.

3.2	Licensee acknowledges and agrees to pay to Licensor an incentive within (10) days from the receipt of Licensor’s invoice therefor in the event as follows:

3.2.1	If accumulated total Gross Sales Amount during Extended Term go beyond USD 300,000 in the territory of Hong Kong and Taiwan, then Licensee shall pay USD 30,000 to Licensor.

3.2.2	If accumulated total Gross Sales Amount during Extended Term go beyond USD 500,000 in the territory of Hong Kong and Taiwan, then Licensee shall pay an additional amount of USD 20,000 to Licensor in addition to the incentive paid pursuant to 3.2.1 hereinabove.

ARTICLE 4. Game Service

Licensor and Licensee hereby agree that Licensee shall continue to service the Game during the term of this Amendment. Licensor shall offer Game updates deemed by Licensor to be commercially reasonable for which Licensor shall provide Licensee with, including without limitation, episodes, event, cash items.

ARTICLE 5. Other Contents

Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Original Agreement shall continue in full force and effect. For avoidance of doubt, if any of the provisions of this Amendment conflicts with any terms and conditions of the Original Agreement, this Amendment shall supersede the Original Agreement with respect to the subject matter herein.

ARTICLE 6. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior parole agreement or understanding with respect to such subject matter.

ARTICLE 7. Effective Date

Licensor and Licensee hereby acknowledge and agree that this Amendment shall become effective and in full force as of the Amendment Date.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their authorized officers as of the date first above written.

Licensor:		Licensee:

Gravity Co, Ltd.		GameCyber Technology Ltd.

By:		By:

Name:	Hyun Chul Park	Name:

Title:	CEO	Title:

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